ULTIMUS MANAGERS TRUST
FOURTEENTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FOURTEENTH AMENDMENT dated as of the 28 day of July, 2016, to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012, May 28, 2013, September 11, 2013, May 15, 2014, August 26, 2014, November 11, 2014, March 24, 2015, April 6, 2015, July 9, 2015 , August 26, 2015 and December 16, 2015 (the “Custody Agreement”), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Ladder Select Bond Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit O to the Custody Agreement is hereby added and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK, N.A.

By:	Todd E. Heim	By:	Michael R. McVoy

Name:	Todd E. Heim	Name:	Michael R. McVoy

Title:	Vice President	Title:	Senior Vice President